UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 2, 2022

(Date of earliest event reported)

American Metals Recovery and Recycling, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-56318

Nevada	27-2262006
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4301 West Bank Dr. Suite 110B

Austin, Texas 78746

866 365 0620

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMRR	OTC Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2022, American Metals Recovery and Recycling, Inc. (“AMRR”), entered into a Unit Purchase Agreement (the “Agreement”), by and among AMRR and OnePath Systems, LLC, a Delaware limited liability company (“OnePath”), to acquire and assume all of the outstanding units of AMR Resources, LLC (“Company”). The Company owns all assets necessary for the integrated services business of OnePath.

The consideration payable by AMRR pursuant to the terms of the Merger Agreement is, in the aggregate Thirty-Eight Million Dollars ($38,000,000.00), subject to post-closing adjustment as contemplated by the Agreement. The Agreement contains customary provisions reflecting a transaction of such scope and structure, including representations, warranties, indemnification obligations. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which may be available subject to confidentiality obligations therein. As further described in Item 2.01 below the transaction closed on February 1, 2022. AMRR funded the purchase price from the AMRR’s readily available funds.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth above in Item 1.01 is incorporated by reference herein. On February 1, 2022, AMRR completed the acquisition of the Company pursuant to the terms of the Agreement. Pursuant to the terms of the Agreement, AMRR acquired all of the outstanding units of Company for total consideration at closing of approximately $38,000,000.00. The Company is a wholly owned subsidiary of AMRR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Metals Recycling and Recovery, Inc.
(Registrant)

/s/ Jeremie Peterkin

Jeremie Peterkin
Chief Financial Officer

Date: February 3, 2022